UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant	[ X ]

Filed by a Party other than the Registrant	[	]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ X ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to §240.14a-12

DWS RREEF REAL ESTATE FUND, INC.

(Name of Registrant as Specified In Its Charter)

 ______________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

DWS RREEF REAL ESTATE FUND, INC. (“SRQ”)

345 Park Avenue

New York, NY 10154

April 28, 2009

Dear Stockholders of DWS RREEF Real Estate Fund, Inc.:

The Special Meeting of Stockholders of DWS RREEF Real Estate Fund, Inc. (the “Fund”) will be held on May 20, 2009. Your Board of Directors is asking you to use the enclosed White Proxy Card to authorize your proxy “FOR” a proposal to liquidate all of the assets of the Fund and dissolve the Fund (the “Plan”). We hope you will take a moment to review these materials and to authorize your proxy in accordance with your Board of Directors’ recommendations.

THE PLAN IS IN THE BEST INTERESTS OF ALL STOCKHOLDERS.

Over the past year, the Fund has experienced a substantial decline in assets. As a result of this decline, the Fund has experienced increasing expense ratios. The Fund has also been trading at a significant discount to net asset value. After careful consideration of the present circumstances, a review of all alternatives and the recommendation of the Fund manager, your Board has determined that liquidation of the Fund now is in the best interests of stockholders, and the Board has unanimously approved the Plan.

Approval of the Plan will allow you to:

-	Exit the Fund at net asset value upon liquidation

-	Realize the value of any trading discount

-	Reinvest the proceeds in an investment of your own choosing

-	Realize a substantial tax benefit if you purchased your shares prior to Fall 2008

MR. HOREJSI'S INTERESTS ARE NOT ALIGNED WITH THE INTERESTS OF ALL STOCKHOLDERS.

You may have received solicitation material from Stewart R. Horejsi on behalf of the Susan L. Ciciora Trust. Mr. Horejsi is an investor who manages or controls a series of closed-end funds. The Ciciora Trust is a short-term holder of the Fund’s shares, with share purchases beginning on December 31, 2008.Mr. Horejsi hopes to defeat the Plan in order to take over management of your Fund, eliminating your ability to exit the Fund at net asset value on liquidation.

Mr. Horejsi has a history of taking over the management of closed-end funds, increasing management fees and changing the funds’ investment objectives and policies in order to suit his own investment needs. Based on his communications and proposals, we believe Mr. Horejsi intends to follow a similar strategy with your Fund.

Fund	Date Taken Over By Mr. Horejsi Controlled Entities	Change Investment Objectives and Policies?	Install Affiliated Advisers and Increase Management Fee?	Current Discount to NAV (as of 4/17/2009)
Boulder Total Return Fund	1998	YES	YES	-21.23%
Boulder Growth & Income Fund	2002	YES	YES	-21.72%
First Opportunity Fund	2003	YES	NO	-18.30%
The Denali Fund	2007	YES	YES	-19.31%

Collecting increased management fees while pursuing his own investment strategies and objectives would certainly be in the best interests of Mr. Horejsi, but it may not be in the best interests of all stockholders.

DON'T BE MISLEAD BY MR. HOREJSI'S CLAIMS.

In the solicitation material sent to you by Mr. Horejsi, he criticizes the Plan and recent defensive measures adopted by the Board, and encourages stockholders to vote against the Plan so that he will have an opportunity to take over the Fund. However, Mr. Horejsi does not give stockholders the whole story. Mr. Horejsi fails to inform stockholders of the consequences of voting against the Plan and fails to disclose important details of his own plan.

Claims Made By Mr. Horejsi	What Mr. Horejsi Fails to Tell You

• Continued operation of the Fund under new management would allow the Fund to capture the benefit of all realized and unrealized tax losses indefinitely and without limitations.

•     First, there are strict limitations on when and how these tax losses can be used by the Fund, and so it is highly speculative to what extent these losses could be used at the Fund level. If Mr. Horejsi and other 5% holders of the Fund acquire more than 50% of the Funds outstanding shares, the Internal Revenue Code may place significant limitations on the ability of the Fund to utilize these tax losses.

•     Mr. Horejsi does not tell you that many of the Fund’s stockholders can realize valuable individual tax benefits upon liquidation of the Fund. The extent to which a stockholder realizes capital losses on an individual level depends on his or her tax basis. However, most stockholders who purchased shares of the Fund prior to Fall 2008 would immediately recognize a current tax benefit. The Plan gives stockholders the ability to get the value of their shares at net asset value upon liquidation while many will also get the immediate tax benefit of a capital loss. These capital losses may be used to offset any capital gains you may have now or in the future.

•     The Ciciora Trust only recently began purchasing shares and would not receive such current tax benefit. The Trust and Mr. Horejsi are therefore in a very different position and have very different interests from most stockholders.

• Recent defensive measures adopted by the Fund make it more difficult for stockholders to effect positive change.

•     Your Directors feel that stockholders should have a legitimate vote on the Plan, which was carefully considered by the Board and recommended as being in the best interests of stockholders. The defensive measures were adopted by your Board of Directors to stop Mr. Horejsi from effectively “stuffing the ballot box.”

• The Plan forces arbitrary selling of the Fund’s assets at a very low point. Better to buy “the good deals.”

•     If he gains control of the Fund, based on his proposals and past history, we believe Mr. Horejsi intends to change the fund’s investment strategies and objective and reduce the level of real estate holdings in the Fund. Accordingly, his plan would likely involve sales of Fund assets.

•     Additionally, “buying the good deals” requires the generation of cash, which comes from making the same sales of Fund assets that Mr. Horejsi criticizes.

• The Plan calls for potential corporate tax payments on liquidation proceeds as a result of management’s failure to qualify as a regulated investment company.

•     As we told stockholders when we announced our proposal to liquidate the Fund, we fully expect to qualify as a regulated investment company, and we do not anticipate that such corporate tax payments on liquidation proceeds will be due.

VOTE THE WHITE PROXY CARD

The Plan, along with the available alternatives, was carefully considered by the Board and is recommended to you by unanimous vote. The Plan will allow stockholders to receive the value of their shares at net asset value upon liquidation. If certain stockholders wish to be in a fund controlled by Mr. Horejsi, why not take the proceeds from your shares upon liquidation at net asset value and invest in one of Mr. Horejsi’s other closed-end funds at a substantial discount (see the accompanying materials), rather than missing an opportunity to realize the value of the discount?

In view of the current position of the Fund, and after a careful review of all of the alternatives, we urge you to support the Plan and to determine yourself what to do with your money.

We urge you to support the liquidation by completing, signing and dating the enclosed White Proxy Card and promptly mailing it in the enclosed postage-paid envelope. Alternatively, you may vote by telephone or internet by following the instructions on the enclosed card. If you hold your shares in a brokerage or bank account (in “street name”), your broker or bank cannot vote your shares (as it has in past annual meetings) unless you complete, sign, date and return the proxy voting form it will send you. If you have already returned a White Proxy Card or voted FOR the Plan in another manner, thank you very much. Please do not sign or vote any green or other color proxy card sent to you by Mr. Horejsi or his associates. If you have already returned a green or other color proxy card from Mr. Horejsi and wish to vote according to the recommendations of your Board of Directors, please return a currently dated White Proxy Card. If you have already returned the White Proxy Card, we thank you for your support.

Whether or not you plan to attend the Meeting, and regardless of the number of shares you own, we urge you to authorize your proxy FOR the liquidation.

We thank you for your continued support.

Sincerely,

The Board of Directors of DWS RREEF Real Estate Fund, Inc.

John W. Ballantine	William McClayton
Henry P. Becton, Jr.	Rebecca W. Rimel
Dawn-Marie Driscoll	Axel Schwarzer
Keith R. Fox	William N. Searcy, Jr.
Paul K. Freeman	Jean Gleason Stromberg
Kenneth C. Froewiss	Robert H. Wadsworth

Richard J. Herring

If you have questions or need assistance in voting your shares, please call:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

(800) 849-4134 (Toll Free)